                                                                    EXHIBIT 12-1

                          CENTERPOINT PROPERTIES TRUST
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                                                       YEAR ENDED DECEMBER 31,
                                                                       ------------------------
                                                 1998            1997        1996         1995        1994
                                                 ----            ----        ----         ----        ----

Available earnings:
     Net income                               $32,248         $27,260     $14,941      $ 8,212     $ 2,359
     Add interest expense (1)                  15,476          10,871      10,992       12,985      12,157
                                              -------         -------    --------      -------     -------
Available earnings  (2)                       $47,724         $38,131     $25,933      $21,197     $14,516
                                              =======         =======    ========      =======     =======
Fixed charges:
     Interest expense                         $15,476         $10,871     $10,992      $12,985     $12,157
     Capitalized interest                       2,214             893         142           20          63
                                              -------         -------    --------      -------     -------
Total fixed charges                           $17,690         $11,764     $11,134      $13,005     $12,220
                                              =======         =======     =======      =======     =======

Ratio of earnings to fixed charges               2.70            3.24        2.33         1.63        1.19
                                              =======         =======    ========      =======     =======

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NOTES:
(1)      Interest expense includes amortization of deferred financing costs.
(2) Interest portion of rental expense is not calculated because annual rental expense for the Company is not significant.